EXHIBIT 99.1

PRESS RELEASE

CONTACTS:

Steve Bruce

Chuck Dohrenwend

Monica Everett

The Abernathy MacGregor Group

Tel: 212-371-5999

Advent announces official closing of tender offer for Charlotte Russe

BOSTON, October 14, 2009 — Advent International Corporation (“Advent”), a leading global buyout firm, and Charlotte Russe Holding, Inc. (“Charlotte Russe”) (NASDAQ: CHIC), a specialty retailer of fashion for young women, announced today the official closing of the tender offer by Advent’s acquisition vehicle, Advent CR Holdings, Inc. (“Parent”) and its wholly-owned subsidiary, Advent CR, Inc. (“Purchaser”), for all of the outstanding shares of common stock (including the associated preferred stock purchase rights) of Charlotte Russe.

Mellon Investor Services LLC, the Depositary for the tender offer, has advised Advent that, as of the expiration of the subsequent offering period at midnight, New York City Time, at the end of the day on Tuesday, October 13, 2009, a total of approximately 19,323,125 shares representing approximately 88.91% of the outstanding shares of common stock of Charlotte Russe on a fully-diluted basis and 91.74% of the currently outstanding shares had been validly tendered and not validly withdrawn. All validly tendered shares have been accepted for payment and Purchaser either has already paid or will pay for all such shares promptly.

Advent also announced today that Parent has acquired all of the remaining outstanding shares of common stock (including the associated preferred stock purchase rights) of Charlotte Russe by means of a short-form merger under Delaware law. As a result of the Merger, any shares of common stock (including the associated preferred stock purchase rights) of Charlotte Russe not tendered have been cancelled and (except for shares held by Parent or its subsidiaries, or shares for which appraisal rights are properly demanded) converted into the right to receive the same $17.50 per share, net to the seller in cash, without interest and less any required withholding taxes, that was paid in the Offer. Following the merger, the shares of common stock (including the associated preferred stock purchase rights) of Charlotte Russe will cease to be traded on the NASDAQ Global Select Market.

David Mussafer, a Managing Partner at Advent, said, “We are pleased with the overwhelming support we have received from shareholders, and we are excited to begin working to help Charlotte Russe achieve the numerous growth opportunities before it. The company has initiated a number of important steps recently that will improve its operations, financial position and strategic direction. Advent’s investment in Charlotte Russe is consistent with the strategy we have successfully adhered to over the past 25 years of building valuable companies in retail and our other target industries. We believe partnering with our Operating Partner and the former President of Old Navy Jenny Ming will help Charlotte Russe build on its recent progress and grow for the benefit of its customers, employees and other stakeholders.”

About Charlotte Russe

Charlotte Russe Holding, Inc. is a specialty retailer offering exclusive collections of fashionable, value-priced apparel and accessories to women in their teens and twenties. As of September 26, 2009, the company operated 504 stores in 45 states and Puerto Rico, as well as a burgeoning e-commerce business.

More information about Charlotte Russe is available at http://www.charlotterusse.com.

About Advent

Founded in 1984, Advent is one of the world's leading global buyout firms, with offices in 16 countries on four continents. A driving force in international private equity for 25 years, Advent has built an unparalleled global platform of over 140 investment professionals across Western and Central Europe, North America, Latin America and Asia. The firm focuses on international buyouts, strategic repositioning opportunities and growth buyouts in five core sectors, working actively with management teams to drive revenue growth and earnings improvements in portfolio companies. Since inception, Advent has raised $24 billion in private equity capital and, through its buyout programs, has completed more than 250 transactions valued at approximately $45 billion in 35 countries.

More information about Advent is available at www.adventinternational.com.

Forward-looking Statements

This press release contains forward-looking statements. Advent, Parent and Purchaser disclaim any intent or obligation to update these forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual events may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding Charlotte Russe’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

Important Information about the Tender Offer

The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer described in this press release is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, the related letter of transmittal and other tender offer documents) filed by Parent and the Purchaser with the Securities and Exchange Commission (the “SEC”) on August 31, 2009, as amended on September 16, 2009, September 28, 2009, September 29, 2009 and October 14, 2009. Charlotte Russe initially filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer on August 31, 2009, which has been subsequently amended. The tender offer statement (including the offer to purchase, the related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the tender offer. Those materials are available to Charlotte Russe's stockholders at no expense to them upon request to Innisfree M&A Incorporated, the Information Agent for the tender offer at (888) 750-5834 (toll free). In addition, all of those materials (and all other tender offer documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov.

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